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EXHIBIT 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (this “Agreement”) dated as of June 26,
2026, is entered into by and between AHS Management Company, Inc. (“AHS”), including all of its parents, subsidiaries, affiliates, predecessors and successors (collectively and individually, the
“Company”), and Martin J. Bonick (“Employee”).
RECITALS
WHEREAS, Employee has been employed as President and Chief Executive Officer of
AHS and has served in such position with respect to Ardent Health, Inc. (“Parent”) pursuant to that certain Amended and Restated Employment Agreement dated January 10, 2025, between
Employee and AHS (“Employment Agreement”);
WHEREAS, Employee has been a member of the Board of Directors of Parent (the
“Board”) and, in addition to Employee’s above-described positions with respect to the Company, may be serving as an officer or director of certain affiliates of Parent and AHS;
WHEREAS, by virtue of his service as President and Chief Executive Officer of AHS and Parent and as a member of the Board, Employee had access to and knowledge of highly sensitive confidential and proprietary information of the Company, including Company strategy, acquisition and development plans, market plans, hospital operations, payor, vendor, supplier, referral-source and business-partner relationships, financial data, senior leadership relationships, and other competitively sensitive information, together with substantial goodwill and relationships developed at the Company’s expense, and the restrictive covenants set forth in this
Agreement are intended to protect the Company against the unfair competitive use of such confidential and proprietary information and such relationships;
WHEREAS, AHS and Employee mutually desire to establish and memorialize the terms of Employee’s termination of employment with respect to the Company; and
WHEREAS, AHS and Employee intend to mutually, amicably, and finally resolve all matters between them, including any and all matters related to Employee’s employment with the
Company up to the Separation Date (as defined below) and Employee’s separation from employment with respect to the Company.
NOW THEREFORE, in consideration of the mutual promises set forth in this Agreement,
Employee and AHS further agree as follows:
1.Consideration/Covenants.
a.Separation:  Effective as of June 2, 2026 (the “Separation Date”), Employee’s
employment as President and Chief Executive Officer of AHS and his service in
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such position with respect to Parent and any and all other positions as a director, officer or employee with respect to the Company, including, but not limited to,
Employee’s position as a member of the Board, are terminated.  Such termination of Employee shall constitute a termination without Cause under Section 13 of the
Employment Agreement, triggering the severance benefits under Section 16 thereof, it being understood that nothing herein shall be deemed to render inoperative the last sentence of Section 9(a) of the Employment Agreement, such that all rights of AHS thereunder shall remain in effect.  Employee agrees to take any and all further acts necessary or requested by the Company to effectuate his termination from such positions.  Employee acknowledges and agrees that, except as otherwise expressly modified herein, he continues to be subject to the restrictive covenant obligations set forth in Sections 4 and 5 of the Employment
Agreement and as set forth in, or otherwise referenced in, those certain Equity
Agreements (as defined below) for the intended duration thereof, subject to their specific terms and applicable law (the “Legacy Covenant Obligations”).
b.2026 Bonus:  Employee will not be eligible to receive his 2026 bonus, it being understood that an amount equal to two (2) times his 2026 bonus, with target performance being deemed to be earned, will be paid to Employee in connection with the payment of the Severance Benefits (as defined below) pursuant to
Paragraphs 1(d) and (e) of this Agreement.
c.Accrued Obligations:  Employee acknowledges and agrees that he has received payment for all Accrued Obligations (as defined in the Employment Agreement)
on or prior to the Separation Date and further understands, acknowledges and agrees that he will not receive payment for any accrued but unused paid-time-off
(“PTO”) as of the Separation Date, and he will not accrue PTO after the
Separation Date.
d.Severance Following Expiration of Revocation Period:  In exchange for
Employee’s agreement to the terms of this Separation Agreement, and provided
Employee executes this Agreement without revocation as provided in
Paragraph 2(c)(iii), Employee will be entitled to receive certain severance payments and other benefits from the Company as set forth in, and pursuant to the payment schedule under, Section 16 of the Employment Agreement (“Severance
Benefits”), a copy of which is attached as Exhibit A to this Agreement.  Pursuant to Section 16 of the Employment Agreement, such Severance Benefits will consist of (i) aggregate cash payments equal to two (2) times the sum of (A)
Employee’s annual salary as in effect immediately prior to the Separation Date and (B) Employee’s target bonus with respect to the 2026 performance year, which cash payments will be payable in accordance with AHS’s regular payroll practices and subject to state and federal withholdings and other applicable taxes and deductions, and (ii) the monthly reimbursement payments described in
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Paragraph 1(e) below, payable in accordance with AHS’s regular reimbursement practices and subject to state and federal withholdings and other applicable taxes and deductions.  Should Employee be in material breach of any term(s) of this
Separation Agreement, including compliance with the restrictive covenants below and the Legacy Covenant Obligations, (x) Employee will not receive any further
Severance Benefits, including any payments related thereto, from the Company under this Separation Agreement, and (y) Employee shall be obligated to immediately repay to the Company any and all Severance Benefits paid under this
Separation Agreement.  For the avoidance of doubt, this Paragraph 1(d) does not limit the Company’s right to recover damages or obtain any other legal or equitable relief to which it may be entitled by law or equity.
e.Health Coverage:  Employee shall be eligible to elect to continue health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended
(“COBRA”).  As further described in Paragraph 1(d), if and to the extent
Employee timely elects COBRA continuation coverage under the group health plan(s) of AHS in which Employee participated immediately prior to the
Separation Date, AHS will reimburse all of Employee’s monthly cost to participate in COBRA health, dental and/or vision continuation coverage for up to eighteen (18) months following the Separation Date (the “COBRA Continuation
Benefit”).  Each such reimbursement shall be paid by AHS to Employee no later than thirty (30) days after Employee timely remits the relevant COBRA monthly premium cost.  Notwithstanding the foregoing, the COBRA Continuation Benefit shall be discontinued prior to the end of the stated continuation period in the event
Employee is eligible to receive substantially similar benefits from a subsequent employer, as determined solely by the Board in good faith.  Employee shall be obligated to keep the Board informed of the terms and conditions of any subsequent employment and the corresponding benefits that relate to such subsequent employment, it being understood that Employee shall be deemed to satisfy such obligation by providing the Board written notice within thirty (30)
days of accepting such subsequent employment, which written notice shall include sufficient information to establish whether and when Employee would become eligible to receive such substantially similar benefits from the subsequent employer.
f.Equity Interests: Employee is the grantee of time-based restricted stock units
(“RSUs”), performance-based restricted stock units (“PRSUs”) and shares of
Restricted Stock (“RSAs”) with respect to Parent, pursuant to Parent’s 2024
Omnibus Incentive Award Plan (the “Plan”), as amended from time to time, and those certain award agreements thereunder entered into by and between Parent and Employee (collectively and individually, the “Equity Agreements”), and the vesting and forfeiture of such RSUs, PRSUs and RSAs in connection with
Employee’s termination hereunder shall be governed by the terms and conditions
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of the Plan and the Equity Agreements thereunder, as summarized on Exhibit B to this Agreement (Equity Schedule).
g.Non-Competition and Non-Solicitation:  In addition to the Legacy Covenant
Obligations, Employee agrees to the following:
•From the Separation Date and for the duration of the twelve (12)-month period thereafter, Employee will not, without the express written consent of AHS:
1.directly or indirectly, whether as an owner, investor, partner, member, shareholder, director, officer, employee, consultant, advisor, manager, operator, representative, agent, or in any other capacity, engage in, participate in, or assist with the ownership of, investment in, management of, operation of, or development of, freestanding hospitals or hospital-affiliated sites of care that provide medical-surgical healthcare services and that compete with the Company within the Restricted Territory; provided, however, that nothing in this Paragraph 1(g) shall prohibit Employee from owning, solely as a passive investment, less than one percent (1%)
of the voting power or common equity of any publicly traded
company, so long as Employee is not otherwise participating in the management or operations of such company.  For purposes of this
Paragraph 1(g), “Restricted Territory” means the area within a fifty
(50)-mile radius of each Company facility that provides medical-
surgical healthcare services as of the Separation Date and with respect to which Employee worked, supervised, managed,
provided services, or had material responsibilities during his employment;
2.directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or attempt to divert any customer, patient, supplier, referral source or business partner of the
Company with whom Employee had material business contact
during his employment with AHS; or
3.directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert, or hire away, or attempt to solicit, divert, or hire away, any person employed by the Company or its affiliates who, during the twelve (12)-month period immediately preceding the Separation Date, (A) worked with Employee, (B)
was supervised or managed by Employee, directly or indirectly,
(C) had material business contact with Employee, (D) was a person
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about whom Employee obtained Confidential Information (as
defined in the Employment Agreement), or (E) served as a senior executive, officer, hospital CEO, market leader, or other key employee of the Company or its affiliates, it being understood that,
Employee shall otherwise retain the right under Section 5(b) of the
Employment Agreement to request that the Company waive
application of the foregoing covenant to specified conduct.
In the event of any overlap or inconsistency between the restrictive covenants set forth in Paragraph 1(g) and the Legacy Covenant
Obligations, the provision that is more restrictive of Employee’s activities (including with respect to duration, geographic scope, and scope of restricted activities) shall control and be enforced to the maximum extent permitted by applicable law.
Notwithstanding the foregoing and except with respect to matters relating to Valencia County Hospital and the direct or indirect development or operation of any hospital serving the Sherman, Texas or
Grayson County, Texas market by CHC (as defined below), nothing in this Paragraph 1(g) shall prohibit Employee from (i) continuing to serve on the Board of Directors of Community Hospital Corporation (“CHC”);
or (ii) performing advisory, governance, or business development activities in his capacity as a CHC board member; provided that
Employee shall not use (as defined in the Employment Agreement) in connection with any such activities, and shall not take any action that would directly and intentionally divert a material business relationship from the Company to CHC, it being understood that Employee shall recuse himself from, and establish processes with CHC under which he shall be screened from, all matters relating to (x) Valencia County
Hospital and (y) CHC’s direct or indirect development or operation of any hospital serving the Sherman, Texas or Grayson County, Texas markets.
•Breach of Paragraph 1(g): Employee acknowledges that the covenants contained in Paragraph 1(g) and the Legacy Covenant Obligations are
crucial to the success of the Company and that the violation of the covenants would immeasurably damage the Company.  Employee
therefore agrees that in the event of a violation or threatened violation of any provisions in Paragraph 1(g) or any of the Legacy Covenant
Obligations, the Company shall, in addition to any other rights and remedies available to it, at law or otherwise, including as set forth in
Paragraph 15, be entitled, without the necessity of posting bond, to an injunction to be issued by any court of competent jurisdiction enjoining
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and restraining Employee from committing any such violation or threatened violation of Paragraph 1(g) or the Legacy Covenant
Obligations, and Employee hereby consents to the issuance of such injunction.  Furthermore, the Company shall, in addition to any other rights or remedies available to it, at law or otherwise, be entitled to reimbursement of court costs, attorneys’ fees, and other expenses incurred as a result of enjoining a breach or threatened breach of this
Agreement.  If the threatened violation is withdrawn without harm to the
Company, the Company shall resume the benefits under Paragraphs
1(b), (d), (e) and (f) of this Agreement back to the date of cessation.
However, in all instances of breach, the duration of the covenants contained herein shall be extended for a period of time equal to the period of time Employee is in breach.
h.Reimbursement of Attorneys’ Fees:  AHS shall reimburse Employee for reasonable attorneys’ fees actually incurred by Employee in connection with the review, negotiation and execution of this Agreement and the transactions contemplated hereby, up to a maximum aggregate amount of $10,000.  Such reimbursement shall be made within thirty (30) days following AHS’s receipt of reasonably detailed invoices or other documentation evidencing such fees;
provided that Employee’s request for such reimbursement (and delivery of such invoices or documentation) shall be made within ninety (90) days following the date of this Agreement.  Employee shall be responsible for any fees in excess of such amount.
2.General Release.
a.Release of Claims.  On behalf of Employee and Employee’s successors, heirs and anyone claiming by or through Employee, Employee hereby irrevocably and unconditionally releases and forever discharges AHS and Parent, each of their respective parent companies, affiliates and subsidiaries, each of their respective past, present or future equity holders, directors, managers, officers, employees, representatives, predecessors, successors, assigns, and all persons acting by, through or in concert with them (collectively, the “Released Parties”), from all proceedings, demands, rights, causes, actions, suits, obligations, liabilities, debts, sums of money, accounts, bills, dues, covenants, undertakings, promises, contracts, agreements, complaints, controversies, grievances, damages, judgments, actions, claims, losses, costs and expenses (including related attorneys’ fees and costs), whether known or unknown, suspected or unsuspected, anticipated or unanticipated, that Employee may now have or has ever had against any of the Released Parties by reason of any act, omission, transaction or event occurring before or on the date of this Agreement (“Claims”), other than:
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i.any payments or benefits payable to Employee in accordance with
Paragraphs 1(d), (e), (f) or (h) of this Agreement;
ii.employee benefits that became vested on or prior to the Separation Date
(including vested benefits under the 401(k) plan of AHS);
iii.any claim or right that, under applicable law, cannot be waived, including the right to file a charge with or participate in an investigation or lawsuit conducted by an administrative agency; provided that Employee hereby waives Employee’s right to any monetary recovery if any administrative agency pursues on Employee’s behalf any claim against any Released
Party (including any claims under the False Claims Act, 31 U.S.C. § 3729, et seq., and similar state laws), except that nothing herein shall be construed to limit Employee’s right to receive any award or bounty for providing information to law enforcement or any governmental authority;
or
iv.any claims under any indemnification agreement in effect as of the applicable time between Employee and the Company or any subsidiary or affiliate thereof, and any other rights incident to ownership of equity.
b.Scope of Released Claims.  Without limiting the generality of the Claims released in this Paragraph 2, Employee acknowledges and agrees that the Claims include all:
i.claims against any Released Party arising from or related to any employment or contractor relationship between Employee and any
Released Party and/or the termination of any such relationship except as expressly provided in this Paragraph 2;
ii.claims against any Released Party for wrongful discharge of employment, termination in violation of public policy, discrimination of any kind
(including discrimination based on race, color, religion, sex, sexual orientation, age, national origin, ancestry, physical or mental disability, marital status, order of protection status, genetic status, veteran status, unfavorable discharge from military service, citizenship status or other classification protected by law), harassment of any kind (including harassment on the basis of gender, pregnancy, age, race, national origin, sexual orientation and/or disability), breach of contract, breach of a covenant of good faith and fair dealing, promissory estoppel, reformation, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, deceit, concealment, negligent or intentional interference with contract or prospective economic advantage, unfair
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business practices, defamation, libel, slander, negligence, breach of fiduciary duty, personal injury, assault, battery, invasion of privacy, false imprisonment, conspiracy, unfair business practices and/or conversion;
iii.claims against any Released Party for violation of any applicable federal, state, county, parish or municipal laws relating to employment or employment discrimination (including Title VII of the Civil Rights Act of
1964, the Civil Rights Act of 1991, the Age Discrimination in
Employment Act of 1967 (“ADEA”) (subject to Paragraph 2(c)), the
Americans with Disabilities Act of 1990, the Family and Medical Leave
Act, the Employee Retirement Income Security Act of 1974, the Worker
Adjustment and Retraining Notification Act, the Older Workers Benefit
Protection Act of 1990, the Computer Fraud and Abuse Act, the Economic
Espionage Act, and comparable state and local laws);
iv.claims against any Released Party for violation of the federal or any state constitution; and
v.all claims against any Released Party for attorneys’ fees and costs, whether pursuant to any other statute or contract.
c.Age Discrimination In Employment Act Release.  In accordance with the Older
Workers Benefit Protection Act of 1990, Employee acknowledges and agrees that the Claims include a waiver of all rights and release of all claims that Employee may have against any Released Party under the ADEA, other than claims that may arise after the date of this Agreement (with the understanding that any claim that
Employee may have based on Employee’s separation from service with the
Company arose before the execution of this Agreement), and that such waiver and release is knowingly and voluntarily made.  Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that:
i.Employee was advised, and is hereby again advised in writing, to consult with independent legal counsel of Employee’s choice before executing this
Agreement concerning its meaning and application;
ii.Employee is entitled to at least twenty-one (21) calendar days to review and consider the release contemplated by Paragraph 2(b)(iii) and this
Paragraph 2(c) of Claims, arising from or related to the ADEA, and, if
Employee executes this Agreement before the expiration of such review period, then Employee hereby freely and voluntarily waives the remaining time period allotted under applicable law for considering a release of
ADEA claims;
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iii.Employee has seven (7) calendar days after executing this Agreement to revoke the release under Paragraph 2(b)(iii) and this Paragraph 2(c) of
Claims arising from or related to the ADEA and the release of such
Claims will not be effective until that revocation period has expired (if
Employee elects to revoke this Agreement during the seven (7)-day revocation period, such revocation must be in writing and, within seven
(7) days of the date upon which this Agreement was signed by him, personally delivered or mailed to the Company, ATTN: Stephen C.
Petrovich, Executive Vice President and General Counsel, Ardent Health,
Inc., 340 Seven Springs Way, Suite 100, Brentwood, Tennessee, 37027,
and, if mailed, postmarked within seven (7) days of the date upon which this Agreement was signed by Employee); and
iv.nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of
Employee’s waiver of rights and claims under the ADEA, and this
Agreement does not impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.
d.Covenant Not to Sue.  Employee will not bring, continue or maintain any claim or legal proceeding against any Released Party before any court or other judicial or arbitral forum by reason of any Claims released by this Agreement; provided, however, that the foregoing covenant not to sue shall not apply to any lawsuit challenging the validity of Employee’s release of claims arising under the ADEA.
Although Employee may file a charge with state or federal agencies, Employee agrees not to seek or accept any money damages or other relief upon the filing of any such administrative charges or complaints or in judicial proceedings arising therefrom, except that nothing herein shall be construed to limit Employee’s right to receive an award or bounty for providing information to law enforcement or any governmental authority.  If any court, administrative agency or other forum assumes jurisdiction over any complaint or claim against any Released Party released by this Agreement, then Employee will, and will cause Employee’s affiliates to, promptly direct such court, agency or forum to withdraw from or dismiss the matter with prejudice.  If Employee or any of Employee’s affiliates asserts a claim in violation of the covenant in this Paragraph 2(d), then Employee will pay all costs and expenses (including reasonable attorneys’ fees and costs)
incurred by any Released Party in defending against such a claim.
e.Compliance.  Employee acknowledges and agrees that neither this Agreement nor performance hereunder constitutes an admission by any Released Party of any violation of any federal, state or local law (including common law) or rules or regulations promulgated thereunder, breach of any contract or any other
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wrongdoing.  Except as previously disclosed to the Company, Employee has no knowledge of any violation of any applicable federal, state or local law (including common law), or rules or regulations promulgated thereunder, by any Released
Party and further agrees that Employee will not and will not permit Employee’s affiliates to bring any “qui tam” or whistleblower action against any Released
Party after the date of this Agreement.  Any monetary reward received by
Employee or Employee’s affiliates in any “qui tam” or whistleblower action against any Released Party after the date of this Agreement will be donated to an organization exempt from federal income tax purposes under Section 501(c)(3) of the Internal Revenue Code, the charitable purpose of which is to provide health care to a broad cross-section of the community served by the organization.
f.No Assignment or Transfer of Claims.  Employee represents that Employee has not assigned or otherwise transferred any Claim, and
i.this Agreement will be effective as a bar to all Claims released by this
Agreement;
ii.this Agreement will be given full force and effect according to its terms, including those relating to unknown and unsuspected Claims
(notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated Claims) and those relating to any other Claims, and that this waiver is an essential and material term of this Agreement because without such waiver the
Company would not have agreed to make certain payments to Employee, as contemplated by this Agreement;
iii.if Employee asserts any Claim released by this Agreement seeking damages against any of the Released Parties, then this Agreement will be a complete defense to such Claim;
iv.no Claim currently exists and Employee is not aware of any pending or threatened Claim;
v.neither the release of Claims under this Agreement nor the furnishing of the consideration therefor will be deemed or construed to be an admission by any Released Party or Employee of any improper or unlawful conduct;
and
vi. after the date of this Agreement, Employee may discover facts different from or in addition to those now known or believed to be true regarding the subject matter of the Claims released by this Agreement, but this
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Agreement will remain in full force and effect, notwithstanding the existence of any different or additional facts.
3.Return of Property.  Employee will return all the Company property within seven (7)
days of the Separation Date, including documents and other materials prepared, used by or delivered to Employee during Employee’s employment with the Company, and Employee shall take no action on behalf of the Company or any related entity and shall not represent that
Employee is acting on behalf of the Company or any related entity at any point after the
Separation Date unless approved by the Company.  This provision does not prohibit Employee from retaining any documents, either in electronic or in paper form, which are in the nature of documentation of incentive compensation, retirement accounts, accrued PTO, payroll compensation, medical benefits, tax forms, fringe benefits, COBRA rights, and other similar personal matters.
4.Denial of Liability.  AHS and Employee acknowledge that this Agreement in no way constitutes an admission by either party that it or he have violated any federal, state, or municipal law, or any law whatsoever.  No statement in this Agreement or consideration provided pursuant to its terms constitutes, nor should it be deemed to constitute, an admission by either party of any violation of law, breach of contract or duty, or any wrongdoing whatsoever.  The parties expressly deny any such wrongdoing.
5.Defense and Indemnification.  The Company agrees that the Indemnification
Agreement between Parent and Employee, dated July 18, 2024 (the “Indemnification
Agreement”) shall remain in full force and effect in accordance with its terms.  In furtherance of the foregoing, the Company shall advance or reimburse Employee during the applicable cooperation period described in Paragraph 10 in connection with the “Securities Litigation” and the “Derivative Action” described in the Company’s Annual Report on Form 10-K for the period ended December 31, 2025 (the “Pending Matters”), subject to compliance with Section 8 of the
Indemnification Agreement.  Where there is a conflict of interest between the Company and
Employee in the conduct of such defense such that it is appropriate that Employee be separately represented (as reasonably determined by counsel for the Company or Employee), Employee shall be entitled to be represented by separate counsel of his own selection, reasonably acceptable to the Company, at the Company’s expense on the same advancement or reimbursement basis described in this Paragraph 5.
6.Confidentiality.  Subject to the qualifications in this Paragraph 6 and Paragraph 14 below, Employee represents and agrees that Employee will keep confidential the discussions, negotiations, and circumstances surrounding the terms of this Agreement; provided that, and for the avoidance of doubt, nothing herein restricts disclosure of the Agreement or the foregoing information to the extent required by law.  In addition, nothing herein shall prevent Employee from disclosing any part of this Agreement or the information contained herein to Employee’s legal counsel, tax advisor, or spouse, so long as such disclosure is accompanied by a warning that the recipient must keep the information confidential.  Further, any non-disclosure provision in
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this Agreement does not prohibit or restrict Employee from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding this Agreement or its underlying facts or circumstances.  However, in the event Employee receives a subpoena or court order requiring the release of this Agreement, its contents, or any other information of the Company that Employee is otherwise obligated to treat as confidential, Employee will notify the Company as soon as reasonably practicable in advance of the date for the disclosure to enable the Company to contest the subpoena or court order.
7.Agreement Not To Disparage.  Subject to the qualifications in Paragraph 14 below,
Employee agrees that, on behalf of Employee and Employee’s representatives and agents,
Employee shall not, whether verbally, in writing, electronically, or by any other form of communication, make false and/or harmful statements regarding, or that impugn the reputation or character of (collectively, “Adverse Communications”), the Company, any of its affiliates, or any of the officers, employees, physicians, regardless of whether they are employed or non-
employed members of the medical staff, directors, or agents of the Company and its affiliates.
Employee understands and agrees that this obligation applies to any Adverse Communication covered by this Paragraph regardless of whether such Adverse Communication is communicated to only one person/entity or many and regardless of whether it is negligently or intentionally communicated, and further understands and agrees that the obligation is continuing in nature.
Nothing in this Paragraph prevents Employee from (a) truthfully giving full and complete deposition or trial testimony, or otherwise appearing in any proceeding as a result of a duly served subpoena or deposition notice, (b) making any truthful statement to the extent necessary with respect to any dispute involving this Agreement or any other agreement between Employee and the Company or any of its affiliates, or (c) responding to any Adverse Communication that constitutes a public statement to the extent reasonably necessary to correct or refute such public statement.
8.No Assignment of Claims.  Employee represents and warrants that Employee has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any action, cause of action, suit, debt, obligation, account, contract, agreement, covenant, guarantee, controversy, judgment, damage, claim, counterclaim, liability, or demand of any nature whatsoever relating to any matter covered by this Agreement.
9.No Knowledge of Wrongdoing.  Employee represents that he has no knowledge of any conduct by the Company that he believes violates any laws or regulations concerning government payor programs for the provision of health services provided to any patient of the
Company.
10.Cooperation.  Employee agrees to cooperate, and shall cooperate, fully in any administrative, investigative, litigation or other legal matter(s) that may arise or have arisen involving the Company or any of the other Released Parties; provided that such cooperation obligation shall apply (a) indefinitely with respect to matters involving circumstances occurring
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during Employee’s period of employment with AHS and about which Employee may have relevant information as reasonably determined by AHS (including the Pending Matters), and (b)
for the twelve (12)-month period following the Separation Date for all other matters.
Employee’s obligation to cooperate hereunder shall include, without limitation, meeting and conferring with such persons at such times and in such places as the Company and the other
Released Parties may reasonably require and giving truthful evidence and truthful testimony and executing and delivering to the Company and any of the other Released Parties any information reasonably requested by any of them, it being understood that nothing in this Paragraph 10 shall result in the waiver of any rights of Employee under the Indemnification Agreement or
Paragraph 5.  Subject to AHS’s applicable business expense reimbursement policy, as amended from time to time, Employee shall be reimbursed for reasonable out-of-pocket expenses that
Employee incurs in rendering cooperation pursuant to this Paragraph 10.
11.Entirety of Agreement.  Employee warrants that no promise or inducement to enter into this Agreement has been offered or made except as set forth in this Agreement, that Employee is entering into this Agreement voluntarily and without reliance on any statement or representation made on behalf of the Company or any related entity, and that the consideration stated herein is the sole consideration for this Agreement.  This Agreement, including the Legacy Covenant
Obligations incorporated herein by reference, constitutes the entire agreement between the parties with regard to all matters addressed herein.  This Agreement cannot be amended except by a writing executed by both Employee and AHS.
12.Severability.  If any provision, section, subsection or other portion of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portions of this Agreement enforceable.  This Agreement as thus amended shall be enforced so as to give effect to the intention of the parties insofar as that is possible.  In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.
13.Parties Bound.  The obligations, rights and benefits under this Agreement shall be binding upon and inure to the benefit of the heirs, assigns, administrators, executors and legal representatives of Employee and the Company’s successors and assigns.  The Company shall require any such successor or assign (whether by merger, consolidation, sale of all or substantially all assets or equity, or otherwise) to expressly assume and agree in writing to perform this Agreement to the same extent the Company would have been required to perform absent such succession or assignment.
14.Matters Not Released; No Interference With Rights.  Employee and the Company
expressly agree that this Agreement is not intended to release, conflict with or violate any law restricting the waiver of any employee right.  The parties acknowledge this Agreement does not
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4930-6561-1447v.1
prevent Employee from filing a charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the
Securities and Exchange Commission, or any other federal, state, or local government agency or commission (“Government Agencies”).  Further, the parties agree that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, except to the extent notice may be required by the terms of this Agreement.  However, Employee understands that he has waived and released any and all claims for money damages and equitable relief that Employee may recover from the
Company pursuant to the filing or prosecution of any administrative charge against the
Company, or any resulting civil proceeding or lawsuit brought on Employee’s behalf for the recovery of such relief, and which arises out of the matters that are and may be released or waived by this Agreement. Furthermore, the U.S. Defend Trade Secrets Act of 2016 provides that: (a) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b)
an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order.
Nothing in this Agreement prohibits or creates liability for any such protected conduct.
15.Breach of the Legacy Covenant Obligations or Paragraphs 1(g), 6 or 7.  Employee
agrees that the Company would be significantly damaged in the event of his material breach of any of his obligations under Paragraphs 1(g), 6 or 7 or any of the Legacy Covenant Obligations
and, because of that, he will immediately forfeit, upon the occurrence of any such material breach, any unearned, unvested or unpaid benefits under Paragraphs 1(d), (e), (f) and (h) of this
Agreement (including, for the avoidance of doubt, any unearned, unvested or unpaid benefits under any then-outstanding RSUs, PRSUs and RSAs notwithstanding any provision in the
Equity Agreements to the contrary).  This Paragraph does not prohibit disclosures to the extent necessary legally to enforce this Agreement or to the extent required by law.  Nor does it prohibit
Employee from communicating with, responding to, or providing testimony before any
Government Agency, as contemplated by Paragraph 14.
16.Medicare.  Employee represents, affirms, covenants, and warrants that he has made no claim for illness, medical expenses, bodily injury, or emotional distress against, nor is he aware of any facts supporting any claim against, the Company under which the Company could be liable for medical expenses incurred by Employee before or after the execution of this
Agreement.  Furthermore, Employee is aware of no medical expenses that Medicare has paid and for which the Company is or could be liable now or in the future.  Employee agrees and affirms that no liens of any governmental entities, including those for Medicare conditional payments,
15
4930-6561-1447v.1
exist.  Employee represents and agrees that he will indemnify, defend, and hold the Company harmless from any and all claims, liens, Medicare conditional payments and rights to payment, known or unknown.  Employee represents and agrees that he is solely responsible for payment of any outstanding medical liens, if any.  If any governmental entity, or anyone acting on behalf of any governmental entity, seeks damages (including multiple damages) from the Company relating to Employee’s alleged injuries, claims or lawsuit, Employee will indemnify the
Company, including with respect to any attorneys’ fees incurred by the Company, and hold the
Company harmless from any and all such damages (including multiple damages), claims, liens,
Medicare conditional payments and rights to payment, including any attorneys’ fees sought by such entities.
17.Counterparts.  This Agreement may be executed in one or more counterparts, all of which together constitute only one agreement.
18.Enforcement; Venue.  In the event any party violates any provision of this Agreement, the other party may present this Agreement to a court of competent jurisdiction to obtain injunctive relief or other appropriate monetary relief, including costs, and the substantially prevailing party shall be entitled to an award of reasonable attorneys’ fees.  The parties agree that any action, suit, proceeding, claim, or dispute arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought exclusively in the state courts located in
Davidson County, Tennessee, or, if federal jurisdiction exists, in the United States District Court for the Middle District of Tennessee, Nashville Division.  Each party irrevocably submits to the personal jurisdiction of such courts and waives any objection based on improper venue, forum non conveniens, or any similar doctrine.
19.Law Governing.  This Agreement is governed by the laws of the State of Tennessee.
20.Code Section 409A.  This Agreement is intended to be interpreted and applied so that the payments set forth herein shall be compliant with, or exempt from, the requirements of Internal
Revenue Code Section 409A.  Notwithstanding any of the foregoing to the contrary, the
Company makes no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Internal Revenue Code Section 409A, and neither the Company nor its affiliates shall have any liability for the failure of the terms of this Agreement as written to comply with, or be exempt from, the provisions of Internal Revenue Code Section 409A.  In the event the terms of this Agreement would subject Employee to taxes or penalties under
Internal Revenue Code Section 409A (“409A Penalties”), the Company and Employee shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A
Penalties that arise in connection with any amounts payable under this Agreement.  To the extent any amounts under this Agreement are payable by reference to Employee’s “termination of employment” (or similar term) such term shall be deemed to refer to Employee’s “separation from service,” within the meaning of Internal Revenue Code Section 409A.  Notwithstanding
any other provision in this Agreement, if Employee is a “specified employee,” as defined in
16
4930-6561-1447v.1
Internal Revenue Code Section 409A, as of the date of Employee’s separation from service, then to the extent any amount payable to Employee (a) constitutes the payment of nonqualified deferred compensation, within the meaning of Internal Revenue Code Section 409A, (b) is payable upon Employee’s separation from service and (c) under the terms of this Agreement would be payable prior to the six (6)-month anniversary of Employee’s separation from service, such payment shall be delayed until the earlier to occur of (i) the first business day following the six (6)-month anniversary of the separation from service and (ii) the date of Employee’s death.
For purposes of Internal Revenue Code Section 409A, each payment under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this
Agreement shall be treated as a right to a series of separate payments.  Notwithstanding any other provision in this Agreement, (A) to the extent any amount payable to Employee constitutes the payment of nonqualified deferred compensation, within the meaning of Internal Revenue Code
Section 409A, and is subject to Employee’s execution and non-revocation of this Agreement or the Release and (B) the period of time to consider this Agreement spans two taxable years, then any such payment that is subject to the execution and non-revocation of this Agreement or the
Release shall be paid in the later of the two tax years.  To the extent required by Internal
Revenue Code Section 409A, each reimbursement or in-kind benefit provided under this
Agreement will be provided in accordance with the following: (x) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each fiscal year of the Company cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other fiscal year; (y) any reimbursement of an eligible expense will be paid to Employee on or before the last day of the fiscal year following the fiscal year in which the expense was incurred;
and (z) any right to reimbursements or in-kind benefits under this Agreement will not be subject to liquidation or exchange for another benefit.
21.Acknowledgment.  By signing this Agreement, Employee acknowledges and agrees that:
a.he has read this Agreement;
b.he understands it is legally binding, and is hereby advised to review it with a lawyer of his choice prior to executing this Agreement;
c.he realizes and understands the release included in this Agreement covers all claims, demands, and causes of action against Released Parties, including age discrimination claims under the ADEA, except as expressly provided herein;
d.he understands the terms of this Agreement, he is signing voluntarily and with the full understanding of its consequences, and he has not been forced or coerced in any way;
e.he is hereby advised that he may take up to twenty-one (21) days in which to consider this Agreement; and
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4930-6561-1447v.1
f.he is hereby advised and understands that he may revoke this Agreement for a period of seven (7) days following the date of its execution, and that this
Agreement shall not become effective or enforceable until the revocation period has expired without its being revoked.  Any such revocation under this Paragraph must be in writing and delivered to Stephen C. Petrovich, Executive Vice
President and General Counsel, by overnight delivery within seven (7) days following the date of execution of this Agreement.
[Signature Page to Follow]
4930-6561-1447v.1
For Employee:

June 26, 2026	/s/ Martin J. Bonick

Date	Martin J. Bonick
AHS Management Company, Inc.

June 26, 2026	/s/ Stephen C. Petrovich

Date	Stephen C. Petrovich
4930-6561-1447v.1
Exhibit A
(Employment Agreement)
4889-5973-8050v.8
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between AHS Management Company, Inc. (the “Employer”), and
Martin Bonick, an individual (“Employee”), and is effective as of the Effective Date (as defined below).
WITNESSETH:
WHEREAS, the Employer and Employee previously entered into that certain Employment
Agreement, dated as of August 10, 2020, under which the Employer has employed Employee as its President and Chief Executive Officer (the “Prior Agreement”);
WHEREAS, the Employer desires to enter into this Agreement with Employee, as an amendment and restatement to the Prior Agreement, and to provide him with the benefits set forth herein in recognition of the valuable services he will render to the Employer, and for the purposes evidenced herein;
WHEREAS, Employee is and remains ready and willing to render the services provided for, and on the terms and conditions set forth herein, and he is willing to refrain from activities competitive with the business of the Employer during the term of and after this Agreement on the terms and conditions set forth herein; and
WHEREAS, in serving as an employee of the Employer, Employee will continue to participate in the use and development of confidential proprietary information about the Employer, its customers and suppliers, and the methods used by the Employer and its employees in competition with other companies, as to which the Employer desires to protect fully its rights.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:
1.Employment.
(a)The Employer hereby offers to employ Employee and Employee accepts such employment with the Employer during the Term (as defined below) pursuant to the terms and conditions set forth herein.  During the Term, Employee will be employed by the Employer as its President and Chief Executive Officer and will hold the same officer title with respect to
Ardent Health Partners, Inc. (“Parent”).  Employee shall report directly to the Board of Directors of Parent (the “Board”) and shall perform all duties and services incident to such position, and such other similar duties and services as may be prescribed by the governing documents of the
Employer or established by the Employer (or an affiliate thereof) from time to time.  During his employment hereunder, Employee shall devote his best efforts and attention, on a full-time basis, to the performance of the duties required of him as an employee of the Employer.  For purposes of this Agreement, all references to determinations or tasks of the Board shall be deemed to include references to any duly authorized committee thereof, if applicable, and it is understood that such Board or committee shall exclude Employee for purposes of all decisions for which
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4889-5973-8050v.8
Employee’s participation would present a conflict of interest, including matters directly related to
Employee’s compensation, benefits or employment.
(b)The Term of this Agreement and Employee’s employment hereunder shall be governed by the provisions of Section 8.
2.Principal Office.  Employee’s principal office and normal place of work is located at the Employer’s principal executive offices in the Nashville, Tennessee, metropolitan area.
3.Compensation.
(a)As compensation for services rendered by Employee hereunder, Employee shall receive:
(i)Salary.  During the Term, Employee shall be paid an annual salary of $1,076,000, or such other increased salary amount as shall be approved by the Board from time to time, which shall be payable in accordance with regular payroll practices and cycles of the Employer (“Salary”).
(ii)Bonus.  During the Term, Employee shall be eligible for an annual cash bonus in an amount to be determined by the Board based on whether certain reasonable objectives established by the Board for each fiscal year as set forth in the
Employer’s Incentive Compensation Plan (that shall be established for such year) (the
“Plan”) have been met (the “Bonus”).  Although the Bonus is discretionary and will vary depending on actual performance, the Board will establish Employee’s target annual
Bonus for each year during the Term, which target percentage for the entirety of fiscal year 2024 has been established as 125% of Employee’s annual Salary.  Any earned
Bonus may be prorated for partial years of service as set forth in the Plan and shall be subject to any maximum payout limitations as set forth in the Plan or otherwise approved by the Board each year.  Bonuses will be payable by the Employer no later than March 15 of the calendar year following the year with respect to which the Bonus is earned;
provided that, except as otherwise provided herein, payment of any earned Bonus shall be subject to Employee’s continued employment through the date such Bonus is paid.
(iii)Expenses.  During the Term, the Employer shall reimburse
Employee promptly for all reasonable travel, entertainment, parking, business meeting and similar expenditures in pursuance and furtherance of the Employer’s business, in each case, subject to the Employer’s policies applicable to its officers and other key employees generally as in effect from time-to-time, including the requirement to provide reasonable supporting documentation.
(iv)Other Benefits.  During the Term, Employee will be eligible to participate in benefit and perquisite plans and programs of the type made available to similarly situated senior officers of the Employer, in accordance with the terms and conditions of such plans and programs in effect from time to time.
3
4889-5973-8050v.8
(v)Withholdings.  All amounts payable to Employee hereunder shall be subject to such deductions or withholdings as are required by law or the policies of the
Employer or as may be authorized or directed by Employee pursuant to the permitted practices of the Employer and applicable law.  Furthermore, any monies owed to
Employee by the Employer may be offset by any monies owed to the Employer by
Employee; provided, however, that any offset of amounts considered to be deferred compensation under Section 409A of the Code (as defined below) shall only be offset to the extent consistent with Treas. Reg. Section 1.409A-3(j)(4)(xiii).
(vi)Equity.  During the Term, Employee shall be eligible to participate in and receive annual grants under, the Ardent Health Partners, Inc. 2024 Omnibus
Incentive Award Plan, as such plan may be amended and/or restated from time to time or any successor plan thereto (the “LTIP”), on such terms and conditions as are stated
therein and any applicable award agreement thereunder.
(b)Benefits Review.  Employee’s Salary, target Bonus and benefits payable hereunder will be subject to annual review by the Board, in the good faith determination of the
Board.  Employee understands and acknowledges that the opportunity of an annual Salary and benefit review by the Board shall not be construed in any manner as an express or implied agreement by the Employer to raise or increase his Salary or benefits.  References to the Board for such purposes (i.e., Employee’s Salary, target Bonus and benefits) or similar purposes in this
Agreement shall also be deemed to include references to the Compensation Committee of the
Board, as and when applicable.
4.Confidential Information and Trade Secrets.
(a)Trade Secrets.  Employee recognizes that Employee’s position with the
Employer requires considerable responsibility and trust, and, in reliance on Employee’s loyalty, the Employer, the Company (as defined below), and their respective subsidiaries and affiliates
(collectively, the “Company Group”) may continue to entrust Employee with highly sensitive confidential, restricted and proprietary information involving Trade Secrets and Confidential
Information.  For purposes of this Agreement, a “Trade Secret” is any scientific or technical information, design, process, procedure, formula or improvement that is valuable and not generally known to competitors of any member of the Company Group.  “Confidential
Information” is any data or information, other than Trade Secrets, that is important, competitively sensitive, and not generally known by the public or competitors of any member of the Company Group, including, but not limited to, a Company Group member’s business plan, acquisition targets, training manuals, product development plans, pricing procedures, market strategies, internal performance statistics, financial data, confidential personnel information concerning employees of such member, supplier data, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements.
(b)Non-Disclosure.  Subject to the exceptions set forth in Section 4(c), and except as required to perform Employee’s duties hereunder, Employee will not use or disclose the terms of this Agreement or any Trade Secrets or Confidential Information of the Company
Group during employment, or at any time after termination of employment; provided, however,
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4889-5973-8050v.8
that Employee may disclose the terms of this Agreement and Confidential Information (i) to
Employee’s spouse and Employee’s representatives, agents and advisors who are advising
Employee with respect to this Agreement, but only for legitimate business purposes related to the negotiation and performance of this Agreement and with a covenant from those persons to keep such information confidential in accordance with this Section 4, or (ii) to the extent that disclosure is required by applicable law or order; provided, further, that as soon as reasonably practicable before such disclosure, Employee gives the Employer prompt written notice of such disclosure to enable the Employer to seek a protective order or otherwise preserve the confidentiality of such information.
(c)Exceptions.  Employee acknowledges that, notwithstanding any of the
Employer’s policies or agreements that could be read to the contrary, nothing in any agreement or policy prohibits, limits or otherwise restricts Employee or Employee’s counsel from initiating communications directly with, responding to any inquiry from, volunteering information
(including Trade Secrets or Confidential Information of the Company Group) to, or providing testimony before, the Securities and Exchange Commission (the “SEC”), the Department of
Justice, FINRA, any other self-regulatory organization or any other governmental authority, in connection with any reporting of, investigation into, or proceeding regarding suspected violations of law.  Employee further acknowledges that Employee is not required to advise or seek permission from the Employer before engaging in any such activity with any such governmental authority, but that, in connection with any such activity, Employee must inform such governmental authority that the information Employee is providing is confidential.  The foregoing exception includes cooperating with or reporting legal violations to the SEC and/or its
Office of the Whistleblower.  None of the Employer, the Company or any of their affiliates may retaliate against Employee for any of these activities, and nothing in this Agreement or otherwise would require Employee to waive any monetary award or other payment to which Employee might become entitled from the SEC or similar governmental authority.  Despite the foregoing,
Employee is not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information Employee came to learn during the course of employment with the Employer that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or the attorney work product doctrine, and the Employer does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.
Employee is further advised that U.S. Federal law provides that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in (i) confidence to a Federal, State, or local government official (either directly or indirectly) or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(d)Material Surrender.  Upon termination of Employee’s employment with the Employer, Employee will surrender to the Employer all files, correspondence, memoranda, notes, records, manuals or other documents or data pertaining to the business of the Company
Group or Employee’s employment (including all copies thereof) however prepared and whether maintained in paper or electronic format.  Employee will also leave with the Employer all
5
4889-5973-8050v.8
materials involving any Trade Secrets or Confidential Information of the Company Group.  All
such information and materials, whether or not made or developed by Employee, shall be the sole and exclusive property of the Employer, and Employee hereby assigns to the Employer all of Employee’s right, title and interest in and to any and all of such information and materials.
5.Covenants.  Employee shall be subject to the following covenants and obligations:
(a)Non-Competition Covenant.  While employed by the Employer, Employee shall not compete or plan or prepare to compete with the Company regarding the ownership, investment in, management of or operation of free standing hospitals or a hospital’s affiliated sites of care that are owned, operated or managed by the Company that provide medical-surgical healthcare services.  Employee shall not compete with the Company, for a period of twelve (12)
months following the termination of his employment in the Metropolitan Service Area for healthcare services for any physical location where the Company provides, manages, or supervises the provision of medical-surgical healthcare services as of the Termination Date (as defined below) in which Employee worked or provided services during Employee’s employment.
(b)Non-Solicitation Covenant.  Following the termination of Employee’s employment with the Employer, for a period equal to the term of the non-competition covenant under Section 5(a), Employee shall not directly or indirectly solicit the services of or otherwise induce or attempt to induce any Company Employee to sever his employment relationship with the Company.  For purposes of this Section 5(b), “Company Employee” shall mean any employee with whom Employee worked or had contact with during Employee’s employment and who performs or performed (on the Termination Date or within the previous six (6) months of such date) any of his services for the Employer, the Company or any of their respective subsidiaries, including any member of the senior management staff of any hospital.  Prior to the initiation of any conduct prohibited under this Section 5(b), Employee may request that the
Company waive application of this Section 5(b) to said conduct.  The granting of such request, however, shall be at the Company’s sole discretion.
(c)Scope and Duration; Severability.  The Company, the Employer and
Employee understand and agree that the scope and duration of the covenants contained in this
Section 5 are reasonable both in time and geographical area and are necessary and fair to protect the business of the Company.  Except as otherwise stated herein, such covenants shall survive the termination of Employee’s employment.  It is further agreed that such covenants shall be regarded as divisible and shall be operative as to time and geographical area to the extent that they may be made so and, if any part of such covenants are declared invalid or unenforceable, the validity and enforceability of the remainder shall not be affected.  If any covenant contained in this Section 5 is determined by an arbitrator to be unenforceable for reasons of overbreadth pursuant to the mandatory arbitration agreement set forth in Section 21, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which the arbitrator shall determine to be enforceable.  In the event the Federal Trade Commission passes a rule or regulation that becomes effective and prohibits any restriction set forth in this
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4889-5973-8050v.8
Agreement, such prohibited restriction shall be null and void until the time such rule is enjoined or otherwise preempted, overturned, or stayed.
(d)Assignment.  Employee agrees that the covenants contained in this Section
5 shall inure to the benefit of any successor or assign of the Company, with the same force and effect as if such covenant had been made by Employee with such successor or assign.
(e)Exclusion.  Notwithstanding the provisions of this Section 5, Employee’s non-competition obligations shall not preclude Employee from owning less than one percent
(1%) of the voting power or common interest in any publicly traded corporation conducting business activities in the healthcare industry in competition with the Company or any affiliate.
(f)Company.  For purposes of Section 4 and this Section 5, “Company” shall mean Parent and all of its directly or indirectly owned subsidiaries.
6.Program Participation.  Employee represents that he is, and will for the Term be, eligible to participate in Medicare, Medicaid, CHAMPUS, TriCare, and other federal health programs, and Employee shall not have been sanctioned by any federal or state governmental agency or department and/or listed on the Health and Human Services Office of the Inspector
General, Cumulative Sanctions Report, or excluded by the General Services Administration, as set forth on the List of Excluded Providers see http://oig.hhs.gov/fraud/exclusions.html and
http://epls.arnet.gov).
7.Specific Enforcement.  Employee specifically acknowledges and agrees that the restrictions set forth in Sections 4 and 5 are reasonable and necessary to protect the legitimate interests of the Employer and that the Employer would not have entered into this Agreement in the absence of such restrictions.  Employee further acknowledges and agrees that any violation of the provisions of Sections 4 and 5 will result in irreparable injury to the Employer, that the remedy at law for any violation or threatened violation of such Sections will be inadequate and that in the event of any such breach, the Employer, in addition to any other remedies or damages available to it at law or in equity, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course and to permanent injunctive relief without the necessity of proving actual damages or providing notice to the greatest extent permitted by law.  The Employer shall also have available all remedies provided under local, state and federal statutes, rules and regulations as well as any and all other remedies as may otherwise be contractually or equitably available.  In addition to any other remedy herein granted or available to the Employer, either at law or in equity, Employee shall forfeit and forever release any claim or right Employee may have to any benefits remaining under this Agreement from the date Employee breached Sections 4 or 5.  Any monetary damages sought by the Employer under this Section 7 shall not include the benefits forfeited under this Section 7.
8.Term.  This Agreement and the term of employment thereunder shall continue until terminated in the manner set forth herein (the “Term”).  The Term, and Employee’s employment hereunder, shall become effective on January 10, 2025 (the “Effective Date”) and end on December 31, 2027; provided, however, that the Term shall automatically renew for successive one (1)-year annual periods on such ending date and each applicable annual
7
4889-5973-8050v.8
anniversary date thereafter, as applicable, unless written notice of non-renewal is provided by either party hereto no less than ninety (90) days prior to the expiration of the then-applicable
Term; provided, further that, notwithstanding the foregoing, the Term and this Agreement may be earlier terminated in accordance with, and subject to the terms and conditions, set forth herein.
The date upon which this Agreement and Employee’s employment hereunder shall terminate, whether pursuant to the terms of this Section 8 or pursuant to any other provision of this
Agreement shall be referred to herein as the “Termination Date”.  Employee agrees to take all actions necessary or deemed advisable by the Employer and the Board to resign from any and all positions with the Company Group effective as of the Termination Date.  A non-renewal of the
Term by the Employer that results in an actual termination of employment of Employee shall be treated as a termination without Cause (as defined below) by the Employer pursuant to
Section 13.  Further, a non-renewal of the Term by Employee shall be treated as a termination by
Employee without Good Reason (as defined below).  Employee’s obligations under Sections 4 and 5 hereof shall survive termination of this Agreement pursuant to non-renewal, and be applicable for the durations contemplated herein regardless of whether such non-renewal or other expiration of the Term is by the Employer or Employee.
9.Definitions.  For purposes of the following Sections 10-16 of this Agreement:
(a)The term “Cause” shall mean (a) Employee’s willful refusal to perform, or gross negligence in performing, the reasonable duties of Employee’s office, (b) Employee’s conviction of, or guilty plea to, any crime punishable as a felony, or involving fraud or embezzlement, any crime involving moral turpitude or any crime in connection with the delivery of health care services, (c) Employee’s change in status under Section 6, (d) any act by
Employee involving moral turpitude that materially affects the performance of his duties hereunder, (e) Employee’s use of alcohol in violation of the Employer’s policies or illegal use of drugs, (f) Employee’s engagement in fraud, theft, misappropriation or embezzlement with respect to the Employer or any of its affiliates, or (g) Employee’s exclusion from participation in any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f) (including Medicare,
Medicaid, TRICARE and similar or successor programs with or for the benefit of any governmental authority) or other debarment from contracting with any governmental authority.
Without limiting the foregoing, Employee’s employment shall be deemed to have been terminated for Cause if, after the Termination Date, facts and circumstances are discovered that the Employer determines would have constituted Cause as of the Termination Date; provided, however, that prior to any such post-termination determination of Cause being finalized,
Employee shall be given (i) written notice that the Board intends to apply such post-termination determination of Cause described in this sentence, and (ii) an opportunity, upon election by
Employee, to be heard by the Board (alone or represented by counsel) within the fifteen (15)
days following receipt of such notice.
(b)The term “Change in Control” shall have the meaning ascribed to such term in the Ardent Health Partners, Inc. 2024 Omnibus Incentive Award Plan as of the Effective
Date.
8
4889-5973-8050v.8
(c)The term “Disability” shall mean the inability of Employee to perform the duties of his employment due to physical or emotional incapacity or illness (including, without limitation, alcohol or chemical dependency), where such inability has continued or is expected to continue for more than one hundred eighty (180) days in any one (1) year period.  In the event of a dispute, the determination of Disability shall be made as follows: the Employer and Employee
(or his executor or personal representative, as the case may be) shall each appoint a physician competent in the field of medicine to which such incapacity or illness relates, and the two (2)
physicians so selected shall select a third physician who shall be similarly competent.  The decision of a majority of such physicians as to the Disability of Employee shall be binding on the parties hereto.
(d)The term “Good Reason” shall mean one or more of the following has occurred: (i) a material reduction in Employee’s base salary, (ii) a material reduction in
Employee’s authority, duties or responsibilities, provided, however, that a change in job position
(including a change in title) or reporting structure relating to Employee shall not be deemed a
“material reduction” unless Employee’s new authority, duties or responsibilities are materially reduced from the prior authority, duties or responsibilities, (iii) a relocation of Employee’s principal place of employment that results in an increase in Employee’s one-way driving distance by more than thirty (30) miles from Employee’s then current principal residence, or (iv) a material breach by the Employer of this Agreement.
10.Termination Upon Death of Employee.  In the event Employee dies during the
Term, this Agreement shall immediately terminate and neither Employee nor the Employer shall have any further obligations hereunder except for (a) earned but unpaid Salary or properly incurred but unreimbursed substantiated expenses owed at the time of death and any such other payments or benefits as may be required by applicable law (the “Accrued Obligations”), and (b)
any Bonus that has been determined and declared earned by the Board but remains unpaid as of the Termination Date (“Earned Bonus”).  The Accrued Obligations shall be paid within ninety
(90) days of Employee’s death, or such other date as specified by applicable law and the Earned
Bonus shall be paid within sixty (60) days after the Termination Date or such earlier date as specified by applicable law or the terms and conditions of such Bonus arrangement.
11.Termination by Employee for Good Reason.  Employee may terminate this
Agreement and his employment with the Employer for Good Reason if (a) Employee gives written notice to the Board of termination of employment for Good Reason within thirty (30)
days of the first occurrence of the event which Employee contends constitutes Good Reason, (b)
the Employer has failed to cure the event constituting Good Reason during the thirty (30)-day period commencing on the Board’s receipt of such notice by Employee, and (c) if the Employer has failed to cure such event, Employee has resigned from all positions Employee holds with the
Company Group, which resignation must be effective not later than thirty (30) days after the end of the Employer’s cure period.  In the event Employee’s employment hereunder is terminated in accordance with this Section 11, the Employer shall pay Employee (i) the Accrued Obligations within ninety (90) days of the Termination Date or such other date as specified by applicable law, and (ii) the severance benefits as set forth in, and subject to the terms and conditions of,
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4889-5973-8050v.8
Section 16 or Section 17 as the case may be.  Employee’s obligations under Sections 4 and 5 hereof shall survive the termination of this Agreement pursuant to this Section 11.
12.Termination by the Employer for Cause.  The Employer shall have the right at any time to terminate Employee’s employment for Cause, effective immediately or upon such date as specified by the Employer in its sole discretion.  Employee’s obligations under Sections 4 and 5 hereof shall survive in full force and effect the termination of this Agreement pursuant to this Section 12.  In the event Employee’s employment hereunder is terminated in accordance with this Section 12, the Employer shall have no further obligation to make any payments to
Employee hereunder except for the Accrued Obligations, which shall be paid within ninety (90)
days of the Termination Date or such other date as specified by applicable law.
13.Termination Without Cause.  The Employer shall have the right at any time to terminate Employee’s employment without Cause, effective immediately or upon such date as specified by the Employer in its sole discretion.  In the event that Employee is terminated by the
Employer without Cause during the Term hereof (which shall not include a termination pursuant to Section 10, 11, 12 or 15), the Employer shall pay to Employee (a) the Accrued Obligations within ninety (90) days of the Termination Date or such other date as specified by applicable law, and (b) the Salary and benefits as set forth in, and subject to the terms and conditions of,
Section 16 or Section 17 as the case may be.  Employee’s obligations under Sections 4 and 5 hereof shall survive in full force and effect the termination of this Agreement pursuant to this
Section 13.
14.Termination Upon Change in Control.  If, during the period (a) beginning six (6)
months immediately prior to a Change in Control (or, if earlier, upon the execution of a letter of intent or similar agreement relating to a transaction that ultimately results in a Change in
Control), and (b) ending eighteen (18) months following such Change in Control, Employee’s employment hereunder shall be terminated (i) by the Employer for any reason (other than for
Cause or due to Disability), or (ii) by Employee for Good Reason, then, upon such termination, all compensation and benefits to Employee hereunder shall terminate contemporaneously with the Termination Date, except that Employee shall be entitled to receive the severance benefits set forth in, and subject to the terms and conditions of, Section 17.  Employee’s obligations under
Sections 4 and 5 hereof shall survive in full force and effect his termination of employment pursuant to this Section 14.
15.Disability of Employee.  In the event Employee’s employment with the Employer is terminated by the Employer on account of Employee’s Disability (as hereinafter defined), the
Employer shall pay Employee at the rate of Salary Employee was entitled to receive on the payroll date immediately preceding such termination due to Disability on each regular payroll date occurring within the six (6)-month period after his Termination Date.  In addition, the
Employer will pay Employee all Salary, Bonus, awards and other benefits and reimbursements of expenses incurred or earned but unpaid or unreimbursed before Employee’s Disability within sixty (60) days after the Termination Date or such other date as specified by applicable law or the terms and conditions of such benefit, Bonus, award or other arrangement.  During the period in which Employee is entitled to payment under this Section 15, for so long as Employee is
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4889-5973-8050v.8
physically and mentally able to do so, Employee will furnish information and assistance to the
Employer.
16.Severance Amount in the Case of Termination under Sections 11 and 13.
(a)In addition to payment of the Accrued Obligations in accordance with
Section 11 or Section 13, as the case may be, subject to Employee’s delivery and non-revocation of a separation and release substantially in the form that applies for the Company’s executive leadership employees that has become effective and irrevocable on or before the sixtieth (60th)
day following the Termination Date (the “Release Condition”), Employee shall receive the following as severance benefits under this Section 16:
(i)A series of cash payments equal in the aggregate to two (2) times the sum of (A) the annual Salary in effect for Employee immediately prior to the occurrence of the Termination Date (or, if a greater amount, immediately prior to the occurrence of the applicable Good Reason event described in Section 11); and (B) the target Bonus in effect for Employee immediately prior to the occurrence of the
Termination Date (or, if a greater amount, immediately prior to the occurrence of the applicable Good Reason event described in Section 11) that would be payable to
Employee if such Bonus plan target(s) were achieved for the year in which the
Termination Date occurs, regardless of actual achievement;
(ii)Reimbursement of all of Employee’s cost to participate in COBRA health, dental and/or vision continuation coverage for up to eighteen (18) months following the Termination Date, if and to the extent Employee is entitled to and timely elects COBRA continuation coverage under the Employer’s group health plan(s) in which
Employee participated immediately prior to the Termination Date (the “COBRA
Continuation Benefit”).  Notwithstanding the foregoing, the COBRA Continuation
Benefit shall be discontinued prior to the end of the stated continuation period in the event Employee is eligible to receive substantially similar benefits from a subsequent employer, as determined solely by the Board in good faith, it being understood that,
Employee shall be obligated to keep the Board informed of the terms and conditions of any subsequent employment and the corresponding benefits that relate to such employment; and
(iii)Treatment of any outstanding awards issued to Employee under the
LTIP shall be in accordance with the LTIP governing plan document and award agreements, as applicable.
(b)Schedule of Payments.  The Employer will make the severance benefit payments described in this Section 16 at the time and in the manner described below, as applicable, subject to Sections 26 and 27.
(i)All cash payments under Section 16(a)(i) will be paid in
substantially equal installments over twenty-four (24) months pursuant to the normal
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4889-5973-8050v.8
payroll cycle of the Employer beginning on the first regular payroll date that occurs following Employee’s satisfaction of the Release Condition.
(ii)In the event of the death of Employee prior to the payment of all cash due under Section 16(a)(i), all remaining payments will be made in a single sum to
Employee’s surviving spouse within ninety (90) days after Employee’s death.  If
Employee is not married at the time of death, such cash payments may be made to
Employee’s estate.
17.Severance Amount in the Case of Termination under Section 14.
(a)In addition to payment of the Accrued Obligations in accordance with
Section 11 or Section 13, as the case may be, subject to Employee’s satisfaction of the Release
Condition, Employee shall receive the following as severance benefits under this Section 17:
(i)A cash payment equal to three (3) times the sum of (A) the annual
Salary in effect for Employee immediately prior to the occurrence of the Termination
Date (or, if a greater amount, immediately prior to the occurrence of the applicable Good
Reason event described in Section 11); and (B) the target Bonus in effect for Employee immediately prior to the occurrence of the Termination Date (or, if a greater amount, immediately prior to the occurrence of the applicable Good Reason event described in
Section 11) that would be payable to Employee if such Bonus plan target(s) were achieved for the year in which the Termination Date occurs, regardless of actual achievement;
(ii)The COBRA Continuation Benefit, it being understood that, the
COBRA Continuation Benefit shall be subject to discontinuation, and Employee shall be subject to the obligations, set forth in Section 16(a)(ii); and
(iii)Treatment of any outstanding awards issued to Employee under the
LTIP shall be in accordance with the LTIP governing plan document and award agreements, as applicable.
(b)Timing of Payments.  The Employer will make the severance benefit payments described in this Section 17 at the time and in the manner described below, as applicable, subject to Sections 26 and 27.
(i)The amount under Section 17(a)(i) will be paid in a lump sum within three (3) business days following satisfaction of the Release Condition.
(ii)In the event Employee becomes eligible for the severance benefit payments described in this Section 17 after the payment commencement date for the severance benefits set forth in Section 16 has already occurred, then the Employer will pay Employee the difference between the severance benefit payments described in this
Section 17 and the severance benefits previously paid to Employee under Section 16, within thirty (30) days after the occurrence of a Change in Control.
12
4889-5973-8050v.8
18.Assignment.  The rights and benefits of Employee under this Agreement, other than accrued and unpaid amounts due under Section 3(a), are personal to him and shall not be assignable.  Discharge of Employee’s undertakings in Section 4 shall be an obligation of
Employee’s executors, administrators, or other legal representatives or heirs.
19.Notices.  Any notice or other communications under this Agreement shall be in writing, signed by the party making same, and shall be delivered personally or sent by overnight courier, certified or registered mail, postage prepaid, addressed as follows:
If to Employee, to the most recent address reflected for Employee on the
Employer’s books and records
If to the Employer:
AHS Management Company, Inc.
Ardent Health Partners, Inc.
c/o General Counsel
340 Seven Springs Way, Suite 100
Brentwood, Tennessee 37027
or to such other address as may hereafter be designated by either party hereto.  All such notices shall be deemed given on the date personally delivered or mailed.
20.Governing Law.  This Agreement shall be interpreted and enforced in accordance with the laws of the State of Tennessee, without giving effect to the choice of law provisions of such State.
21.Arbitration and Waiver of Jury Trial.  Any dispute among the parties hereto shall be settled by arbitration in Nashville, Tennessee, in accordance with the then applicable rules of the Model Employment Arbitration Procedures of American Arbitration Association and
judgment upon the award rendered may be entered in any court having jurisdiction thereof.  The arbitrator shall award all costs, legal expenses and fees to the successful party.  The Employer and Employee each hereby waive any right to trial by jury of any dispute arising under this
Agreement or with Employee’s employment with the Employer.
22.Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability for any such provisions in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.
23.Modification.  No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence of any arbitration between the parties hereunder, unless such waiver or
13
4889-5973-8050v.8
modification is in writing, duly executed as aforesaid and the parties further agree that the provisions of this Section 23 may not be waived except as herein set forth.
24.Entire Agreement.  This Agreement contains the entire agreement of the parties hereto with respect to the subject matter contained herein.  There are no restrictions, promises, covenants or undertakings, other than those expressly set forth herein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, including, without limitation, the Prior Agreement, which is of no further force or effect, it being understood that the Prior Agreement shall remain enforceable to the extent any of the parties thereto are determined on or after the Effective Date to have been in breach of the
Prior Agreement during any applicable periods that preceded the Effective Date.
25.Employer Policies, Regulations and Guidelines for Employee.  The Employer
may issue policies, rules, regulations, guidelines, procedures or other informational material, whether in the form of handbooks, memoranda, or otherwise, relating to its employees.
26.Section 409A.  It is the intention of the parties that the payments and benefits to which Employee could become entitled pursuant to this Agreement, as well as the termination of
Employee’s employment under this Agreement, comply with or are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Any payments that qualify for the “short-term deferral” exception, the “separation pay” exception or another exception under
Section 409A of the Code shall be paid pursuant to the applicable exception.  Any payments that qualify for the “short-term deferral” exception, the “separation pay” exception or another exception under Section 409A of the Code shall be paid pursuant to the applicable exception.
For purposes of the limitations on nonqualified deferred compensation under Section 409A of the
Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of Section 409A of the Code.  If any payment provided by this Agreement may result in the application of Section 409A of the Code, then the Employer shall, in consultation with Employee, modify this Agreement to the extent permissible under
Section 409A of the Code in the least restrictive manner as necessary to exclude such payment from the definition of “deferred compensation” within the meaning of such Section 409A of the
Code or in order to comply with provisions of Section 409A of the Code.  For purposes of this
Agreement, as it may be amended from time to time, references to Employee’s termination of employment with the Employer shall mean Employee’s “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h).  All expenses or other reimbursements owed to
Employee under this Agreement shall be for expenses incurred during Employee’s lifetime or within ten (10) years after his death, shall be payable in accordance with the Employer’s policies in effect from time to time, but in any event, to the extent required in order to comply with
Section 409A of the Code, and shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee.  In addition, to the extent required in order to comply with Section 409A of the Code, no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and Employee’s right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.  If the period between the termination of Employee’s employment and the latest possible date for satisfying the
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4889-5973-8050v.8
Release Condition spans two (2) calendar years, the severance payments hereunder shall be paid or shall commence, as the case may be, in the second calendar year.  Notwithstanding any other provision of this Agreement, if (a) Employee is to receive payments or benefits by reason of his separation from service (as such term is defined in Section 409A of the Code) other than as a result of his death, and (b) Employee is a “specified employee” within the meaning of Section
409A of the Code (as determined in accordance with the methodology established by the
Employer as in effect on the date of Employee’s separation from service) for the period in which the payment or benefit would otherwise commence, and such payment or benefit would otherwise subject Employee to any tax, interest or penalty imposed under Section 409A of the
Code (or any regulation promulgated thereunder) if the payment or benefit would commence within six (6) months of a termination of Employee’s employment, then such payment or benefit will instead be paid as provided below in this Section 26.  Such payments or benefits that would have otherwise been required to be made during such six (6)-month period will be paid to
Employee (or his estate, as the case may be) in one lump sum payment or otherwise provided to
Employee (or his estate, as the case may be) on the earlier of (A) the first business day that is six
(6) months and one day after Employee’s separation from service or (B) the fifth business day following Employee’s death.  Thereafter, the payments and benefits will continue, if applicable, for the relevant period set forth in this Agreement, as the case may be.
27.Section 280G of the Code.  If the Employer determines, based on the reasonable advice of a nationally recognized certified public accounting firm selected by the Employer and the expenses of which shall be incurred by the Employer (other than an accounting firm for the entity seeking to effectuate an applicable change in control), that the aggregate amount of the payments, distributions, benefits and entitlements, whether pursuant to this Agreement or otherwise, by any member of the Company Group (or any person or entity effecting the applicable change in control) to or for the benefit of Employee that constitute “parachute payments” within the meaning of Section 280G of the Code (the “Parachute Payments”) would, but for this Section 26, exceed the greatest amount of Parachute Payments that could be paid to
Employee without giving rise to any liability for any excise tax imposed by Section 4999 of the
Code (or any successor provision thereto) or any similar State or local tax (as applicable, the
“Excise Tax”) or constituting “excess parachute payments” that are not deductible by the
Employer or other applicable payor, then the aggregate amount of the Parachute Payments payable to Employee shall be modified, including by reduction or elimination, to the extent necessary to equal the amount that produces the greatest after-tax benefit to Employee, taking into account any Excise Tax.
28.Legal Fees.  The Employer shall reimburse Employee for reasonable legal fees and related expenses incurred by Employee in connection with the negotiation and execution of this Agreement and his offer of employment, together with any related equity agreements or other related agreements between the Employer and Employee up to a maximum of $10,000.
Such reimbursement will be paid to Employee on the first regular payroll date of the Employer following the beginning of the Term and submission of documentation for the fees incurred.
29.Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, will constitute one and
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4889-5973-8050v.8
the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or electronic means (including by “pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.
[SIGNATURE PAGE IMMEDIATELY FOLLOWS]
[Signature Page to Amended and Restated Employment Agreement]
4889-5973-8050v.8
IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the
Effective Date.

THE EMPLOYER:

AHS MANAGEMENT COMPANY, INC.

By:	/s/ Stephen C. Petrovich

Name:	Stephen C. Petrovich
Title:	EVP, General Counsel

Date:	1/9/2025

EMPLOYEE:

/s/ Martin J. Bonick

Martin J. Bonick

Date:	1/10/2025

4930-6561-1447v.1
Exhibit B
(Equity Schedule)

Grant	Grant Date	RSUs / PRSUs Vesting on Separation Date or to Remain Outstanding as of Separation Date*
2024 RSUs (Grant O24RSU24)	07/18/2024	32,961 RSUs (Vesting on Separation Date)
2025 RSUs (Grant O24RSU25)	04/01/2025	44,976 RSUs (Vesting on Separation Date)
2026 RSUs (Grant O24RSU26)	04/01/2026	44,872 RSUs (Vesting on Separation Date)
2024 PRSUs (Grant O24PRSU24)	07/18/2024	149,163 PRSUs (Vesting on Separation Date)
2025 PRSUs (Grant O24PRSU25)	04/01/2025	63,109 PRSUs (Vesting on Separation Date)
2026 PRSUs (Grant O24PRSU26)	04/01/2026	14,350 target PRSUs** (Remain Outstanding on Separation Date)
*Any remaining RSUs, PRSUs or target PRSUs, and any grants of RSAs, as applicable, that are not reflected in this column are forfeited as of the Separation Date.
**Remains subject to 2026 performance attainment.